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                                                            --------------------------------
                                  UNITED STATES                      OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION   --------------------------------
                             WASHINGTON, D.C. 20549         OMB Number:           3235-0058
                                                            Expires:          March 31,2006
                                   FORM 12B-25              Estimated average burden hours
                                                            per response...............2.50
                                                            --------------------------------
                                                            --------------------------------
                          NOTIFICATION OF LATE FILING                SEC FILE NUMBER

                                                            001           31959
                                                            --------------------------------
(CHECK ONE): |X|Form 10-K  |_| Form 20-F  |_|Form 11-K      --------------------------------
             | |Form 10-Q |_|Form N-SAR  |_|  Form N-CSR          CUSIP NUMBER

                                                            --------------------------------

             For Period Ended:FEBRUARY 29, 2004
                              --------------------------------------------------

             [  ]   Transition Report on Form 10-K
             [  ]   Transition Report on Form 20-F
             [  ]   Transition Report on Form 11-K
             [  ]   Transition Report on Form 10-Q
             [  ]   Transition Report on Form N-SAR

             For the Transition Period Ended:
                                             -----------------------------------

--------------------------------------------------------------------------------
  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

City Network, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

Investment Agents, Inc.
--------------------------------------------------------------------------------
Address of Principal Executive Office (STREET AND NUMBER)

#13F, No. 77, Hsin Tai Wu Road, Sec. 1
--------------------------------------------------------------------------------
City, State and Zip Code
--------------------------------------------------------------------------------
His-Chin, Taipei County, Taiwan ROC 89103-4754
--------------------------------------------------------------------------------

                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    |
    | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, Form 20-F, 11-K, Form N-SAR or |X| From N-CSR, or portion
|X| |     thereof, will be filed on or before the fifteenth calendar day
    |     following the prescribed due date; or the subject quarterly report of
    |     transition report on Form 10-Q, or portion thereof will be filed on or
    |     before the fifth calendar day following the prescribed due date; and
    |
    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    |     has been attached if applicable.


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

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of City Network, Inc. on Form 10-KSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Mitchell S. Nussbaum, Esq.            212                407-4159
     --------------------------        -----------        ------------------
             (Name)                    (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                     |X| Yes |_| No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                               City Network, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2004                       By: /S/ TIAO TSAN LAI
                                             -----------------------------------
                                             Name:  Tiao Tsan Lai
                                             Title: President and Chief
                                                    Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
--------------------------------------------------------------------------------
            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------


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

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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